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                                                                    EXHIBIT 99.1

Contact

Thomas H. King
Executive Vice President and
Chief Financial Officer
(404) 687-5905

                        ALLIED HOLDINGS AMENDS ITS SENIOR
               SECURED CREDIT FACILITYAND ENGAGES MILLER BUCKFIRE

DECATUR, GEORGIA, JUNE 3, 2005 - ALLIED HOLDINGS, INC. (AMEX:AHI) announced today that it has completed an amendment to its senior secured credit facility. The amendment reduced the financial covenant relating to the minimum consolidated earnings before interest, taxes, depreciation and amortization, as defined in the credit facility, which must be maintained for the twelve consecutive months ending on the last day of April and May of 2005. The amendment also amended the debt incurrence ratio, as set forth in the credit facility, for the period beginning May 1, 2005 and ending June 22, 2005.

As a result of this amendment, the Company was in compliance with the requirements of the credit facility relating to the required minimum consolidated earnings before interest, taxes, depreciation and amortization as defined in the credit facility and the debt incurrence ratio as of April 30, 2005. The Company is required to report as to compliance with the covenant relating to the required minimum consolidated earnings before interest, taxes, depreciation, and amortization, as defined in the credit facility as of May 31, 2005 no later than June 30, 2005.

The Company also announced today that it has engaged Miller Buckfire to provide investment banking and advisory services to the Company. Miller Buckfire is evaluating strategic and financial options which may be available to the Company. The Company anticipates that Miller Buckfire will make its preliminary recommendations to the Company on or before June 22, 2005.

About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied's subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are "forward looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements, including statements regarding effects of the amended credit facility, are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or

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extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt agreements, the Company's ability to successfully implement internal controls and procedures that remediate the material weakness and ensure timely, effective and accurate financial reporting, including the completion and filing of the Company's Annual Report on Form 10-K, the ability of the Company to obtain financing in the future and the Company's highly leveraged financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.

NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.